EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2007 and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years

PUBLIC DEBT

The public sector indebtedness of Queensland is comprised of a number of distinct categories; Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the Financial Agreement) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

($ millions)

Agreement/Program	2002	As at June 30, 2007
		2003	2004	2005	2006	2007
Commonwealth and State Housing	497	486	475	463	452	441
Rural Adjustment	—	—	—	—	—	—
Softwood Forestry Agreement	—	—	—	—	—	—
Fitzroy Brigalow Land Development	—	—	—	—	—	—
Backlog Sewerage Agreement	16	16	15	14	13	13
National Railway Network	—	—	—	—	—	—
Natural Disaster Relief Assistance	13	11	10	8	6	51
Marginal Dairy Farms Scheme	—	—	—	—	—	—
Other	—	—	—	—	—	—
TOTAL	526	513	500	485	471	—

Note: Amounts have been rounded to the nearest $1 million. Consequently, rounded amounts may not add to totals.

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s primary function to date has been to act as a central financing authority for on-lending funds raised by it to various Queensland statutory bodies. See section above headed “Queensland Treasury Corporation”. Under the provisions of the Act and the Statutory Bodies Financial Arrangements Act 1982 (as amended), financial arrangements entered into by a statutory body may be guaranteed by the Treasurer on behalf of the Government of Queensland.

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The Corporation’s guaranteed debt, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt Onlent by Queensland Treasury Corporation

($ million)

	As at June 30, 2007
Distribution of debt	2000	2001	2002	2003	2004	2005		2006	2007
	$M	$M	$M	$M	$M	$M		$M	$M
Bodies within the Public Accounts
Department of Corrective Services	140	200	245	224	0	0		0	0
Department of Education and the Arts	3	13	96	146	125	111		92	73
Department of Emergency Services	8	10	10	9	7	6		5	3
Department of Employment and Training	8	9	8	15	8	6		3	1
Queensland Health	479	643	641	623	539	493		27	86
Department of Housing	67	60	0	0	0	0		0	0
Department of Justice and Attorney General	NA	NA	NA	NA	NA	NA		94	86
Department of Main Roads	834	992	1003	1081	948	938		863	987
Department of Natural Resources	138	127	0	0	0	0		0	0
Department of Primary Industries-Forest Services	80	82	83	89	85	82		79	77
Department of Premier & Cabinet	36	17	15	13	13	12		29	27
Department of Public Works	305	302	265	253	257	229		210	439
Department of State Development and Innovation	5	1	0	77	182	354		159	147
Q-FLEET	215	215	211	236	254	300		275	0
Queensland Transport	106	73	82	168	187	85		65	62
Queensland Treasury	NA	NA	NA	NA	NA	NA		NA	972
Other	57	88	220	235	107	154		24	35

Government Owned Corporations
Queensland Electricity Transmission Corporation Limited (Powerlink)	1031	1141	1260	1395	1410	1476		1642	1954
ENERGEX Limited	1510	1520	1776	1880	1763	2061		2565	3183
Stanwell Corporation	371	347	331	338	231	209		118	114
Tarong Energy Corporation	235	419	558	684	287	255		265	355
CS Energy Ltd (1)	192	421	570	567	260	369	(1)	586	1081
Gateway Investments Corporation Pty Ltd	235	254	271	304	300	316		304	315
Ergon Energy Corporation Limited	1072	1152	1287	1452	1453	1774		2143	2479
Queensland Rail	3822	3976	3800	3960	3827	4016		4587	4550
Port Authorities & Facilities (various)	494	522	449	533	641	751		694	1112

Local Governments
Brisbane City Council	1107	1116	1087	1125	1013	1022		938	867
Cairns City Council	129	123	111	109	92	79		72	61
Caloundra City Council	46	63	61	74	78	91		95	98
Gold Coast City Council	318	313	313	331	347	393		404	629
Ipswich City Council	47	50	45	77	87	104		97	92
Logan City Council	124	123	117	110	98	91		85	76
Maroochy Shire Council	177	169	162	167	157	151		151	142
Redland Shire Council	98	95	91	105	106	116		121	129
Other	799	794	716	769	721	734		756	838

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Statutory Authorities
River Improvement Trusts	4	3	2	2	1	1	1		1
Water Supply Boards	98	62	97	164	242	210	206		228
Other Statutory Authorities
Universities	46	71	54	66	64	93	130		123
Grammar schools	39	40	42	49	45	50	65		59
Other	90	101	159	827	319	351	357		417
Queensland Home Lending Programs	170	139	0	0	0	0	0		0

Other Bodies
Qld Motorways Limited	834	879	981	1069	960	983	932		1250
Suncorp\Metway\QIDC	386	379	320	0	0	0	3		3
Queensland Treasury Holdings	572	0	0	33	35	0	0		0
DBCT Holdings Pty Ltd							372		333
Qld Water Infrastructure Pty Ltd									294
Western Corridor Recycled Water Pty Ltd									284
Other (2)	107	348	661	587	490	441	23	(2)	10

Total Funds Onlent	16561	17185	18269	19523	17587	18790	19634		24077
Undistributed borrowings	2296	4857	3606	2548	3987	5677	7688		8152
Total Guaranteed Debt (2)	18857	22042	21875	22071	21574	24467	27322		32229

1.	The figure for 2004-05 excludes borrowings of $116 million on a non recourse basis for North West Energy Pty Ltd which was a fully owned subsidiary of CS Energy Limited.
2.	South East Queensland Water Corporation has an un-guaranteed borrowing of $192 million as at 30 June 2007 ($198 million as at 30 June 2006) that is not included in these figures.

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at 30 June 2007 at $32.421 billion, which includes $11.920 billion of off-shore debt based on the prevailing rates of exchange at 30 June 2007. Borrowings under management include the debt of local authorities and statutory bodies managed by the Corporation. The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

The following table shows at 30 June 2007 the amount of principal of the Corporation’s outstanding indebtedness maturing over the next five years and for subsequent years. This table includes borrowings made by Authorities for which debt service responsibility has been assumed by the Corporation. The face value of maturing paper is used in the maturity structure. Accordingly, comparisons with the market value of debt disclosed in the previous paragraph are irrelevant.

Outstanding Indebtedness of QTC (Face Value)

Maturity Analysis

2007	0-3 months	3-12 months	1-5 years	Over 5 years	TOTAL
	(in $ millions)
Offshore Debt (1)	1423	202	4971	5444	12040
Domestic Debt (2)(3)	1955	194	11232	7420	20801
TOTAL ($M)	$3,378	$396	$16,203	$12,864	$32,841

(1)	These totals have been translated into Australian dollars at a rate of exchange applicable at the balance date and do not include the net effect of currency swaps and forward currency contracts. They include US$189 million outstanding under the Corporation’s United States and European commercial paper facilities as at 30 June 2007 (2006: US$80.8 million and US$135 million outstanding under a Euro Medium-Term Note facility as at 30 June 2007 (2006: US459 million).

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(2)	Maturities of discounted loans are included at face value.
(3)	These totals include A$380 million outstanding under the Corporation’s Australian dollar Treasury note facility as at 30 June 2007 (2006: A$Nil million).

Government Debt

At the end of this exhibit is a list of all outstanding debt issued by QTC.

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